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                                                                    Exhibit 10.2
                                  ROMANIA GSM
                              COOPERATION AGREEMENT

THIS ROMANIA GSM COOPERATION AGREEMENT (this "Agreement") is entered into as of November 29, 1996 by and between TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V. ("TIWC"), a company incorporated under the laws of The Netherlands, having its registered office at Coosingel 139, 30-12 AG Rotterdam, The Netherlands, and AIRTOUCH EUROPE B.V. ("ATE"), a company incorporated under the laws of The Netherlands, having its registered office at Parkstraat 83-89, 2514 JG The Hague, The Netherlands. (TIWC and ATE are herein referred to individually as a "Party" and collectively as the "Parties".)

                                    RECITALS

WHEREAS the Romanian Ministry of Communications (the "Ministry") has indicated its intention to award licences for GSM cellular mobile telephony services in Romania ("GSM Licence");

WHEREAS the Parties desire to pursue a GSM license together with other partners through an unincorporated association which will be incorporated as a Romanian joint stock company following an announcement by the Romanian government that it will receive a GSM license (for the purposes of this Agreement, the unincorporated association and joint stock company shall be both referred to as "MobiFon", as the case may be):

a) to form a core group (the "TIWC-ATE Core Group") to establish the principles for cooperation in pursuit of the GSM License;

b) to form a larger group (the "Consortium") that would include Romanian Partners (as defined below) and possibly an Additional Foreign Partner (as defined below); and

c) to develop a GSM License application ("GSM Application") to win the GSM License that would be filed by the Consortium;

WHEREAS, on July 21, 1996, the Parties reached a preliminary understanding of the basic terms of their cooperation, which are contained in a non-binding term sheet ("TIWC-ATE Term Sheet") that serves as the basis for this Agreement;

WHEREAS the Parties also agreed that the terms of the TIWC-ATE Term Sheet (other than the funding terms provided to ATE by TIWC) has served as the basis for the preparation of additional term sheets to be offered to potential Romanian Partners and the Additional Foreign Partner, if any;

WHEREAS the Parties have entered into an agreement (the "Contract of Association" with a number of other partners which sets forth the terms and conditions pursuant to which they will operate MobiFon;

WHEREAS the Parties agree to be bound by the terms and conditions of this Agreement;

NOW, THEREFORE, the Parties hereby acknowledge agreement on the following:


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                                                                               2


                              TERMS AND CONDITIONS

                             ARTICLE I -- THE PARTIES

1.   TIWC-ATE CORE GROUP AND CONSORTIUM

The Parties agree to coordinate and govern their activities hereunder through the TIWC-ATE Core Group. The purposes of the TIWC-ATE Core Group are as follows:

a) to seek potential Romanian Partners and an Additional Foreign Partner, if any, that will significantly increase the chances of winning the GSM
     Licence:

b)   to form a Consortium with such additional partners;

c)   to prepare and file a winning GSM Application with the Ministry;

d) to establish a Romanian joint stock company ("MobiFon") prior to the award of the GSM license; and

e)   to manage the operation of MobiFon.

2.   EQUITY INTERESTS

a) The initial ownership of MobiFon as of the filing date of the GSM Application by MobiFon shall be as follows:

            ATE                                  10% share ownership
            TIWC                                 39.9% share ownership
            Romanian Partners                    50.1% share ownership

b) The foregoing 50.1% equity interest in MobiFon may be owned directly or indirectly by one or more Romanian entities unrelated to TIWC or ATE (the "Romanian Partners"). ATE acknowledges that certain Romanian entities may hold shares of MobiFon on behalf of TIWC for its own purposes or to be transferred to third parties. ATE and TIWC agree that, should it be in the best interests of MobiFon, EBRO may be added as a shareholder. In that event, ATE and TIWC agree that all MobiFon shareholders should be diluted on a pro rata basis up to a level sufficient to provide EBRO with a 5% ownership interest. If it is necessary to provide equity participation to EBRO in excess of this amount, the source of the equity shall require the mutual agreement of ATE and TIWC.

3.   CAPITALIZATION

a)   MobiFon Shares


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                                                                               3


     The Initial Shares held by ATE shall have a liquidation preference (as described below) which will lapse upon the earlier of (i) the exercise by ATE of the Option as set forth in Article III, or (ii) at the option of ATE, or (iii) the repayment of the Loan Amount.

b)   Liquidation Preference

     In the event of any liquidation, dissolution or winding up of MobiFon, either voluntary or involuntary, ATE shall be entitled to receive, prior and in preference to any distribution of any of the assets of MobiFon to the other MobiFon shareholders, an amount per share equal to the sum of:
     (i) the subscription price for each outstanding share of its Initial Shares (the "Initial Share Issue Price") and (ii) any declared but unpaid dividends on such shares.

TIWC covenants, in the event that the payment to ATE pursuant to the above liquidation preference cannot or will not be made for any reason by the Romanian partners, that it will make separate payment to ATE in amount sufficient to put ATE in the same position as if such payment had been made. Any such payment made by TIWC shall be used to offset the Loan Amount.

4.   ROMANIAN PARTNERS

a) The Romanian and non-Romanian Partners shall be selected by TIWC following consultation with and approval by ATE. ATE may only veto a Romanian Partner on the basis of grounds concerning its business ethics or character.

b) It is agreed that TIWC may participate in funding the investments of the Romanian Partners and may take an indirect interest in one or more Romanian Partners.

c) Each Romanian Partner shall, as a precondition to share ownership, agree to the terms of the Contract of Association.

d) ATE shall be kept fully informed at all times of any discussions or negotiations with potential Romanian Partners and shall have the opportunity to participate in discussion and negotiations with them.

e) All agreements and understandings (drafts and final versions, verbal and written) between the Romanian Partners and TIWC shall be promptly disclosed in full to ATE.


                    ARTICLE II -- ATE SUBSCRIPTION AND LOAN

5.   SUBSCRIPTION

ATE shall be issued Shares representing 10% of the outstanding total equity of MobiFon as of the date of the formation of the MobiFon joint stock company (the "Initial Shares").

6.   LOAN


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                                                                               4


a) During the three (3) year-period commencing from the date of the announcement of the awarding of the GSM Licence (the "Award"), TIWC shall loan to ATE (or an affiliate of ATE) funds equivalent to the total capital calls applicable to the Initial Shares (the "Loan").

b) Shareholder Guarantees - At the election of ATE, TIWC shall also provide ATE's portion of the shareholder guarantees applicable to the Initial Shares.

c) Rate - The Loan shall be denominated in U.S. dollars and shall bear interest at the rate of eleven percent (11%) per annum compounded quarterly (the "Rate").

d) Loan Amount - The Loan and the interest payable thereon and the amount of shareholder guarantee fees, if any, shall be collectively referred to herein as the "Loan Amount".

e) Right of First Refusal - ATE shall not exercise any rights of first refusal which would have as effect to increase its percentage ownership in MobiFon to greater than 10% of the stock of MobiFon, without having first paid the entire Loan Amount to TIWC.

7.   REPAYMENT OF THE LOAN AMOUNT

a) Except for the Put (as defined below), the Loan Amount shall be repayable at ATE's discretion on either the first (1st), second (2nd) or third (3rd) anniversary of the Award, but no later than the third (3rd) anniversary of the Award.

b) In the event the Agreement is terminated under Section 24, then ATE shall have no obligation to repay the Loan Amount.

8.   FORM OF REPAYMENT - PUT

a) The Loan Amount may be repaid, at the election of ATE (or its affiliate, as the case may be), as follows:

     (i)  Cash denominated in U.S. dollars; or
     (ii) Shares in MobiFon representing the Loan Amount, based on the Fair Market Value (the "FMV"). Such FMV shall be determined as set forth in Attachment A attached hereto;

     provided, however, that ATE (or its affiliate, as the case may be) may at any time repay the Loan Amount by tendering all of its initial Shares to TIWC (the "Put"). In this case, the Put shall not be exercised by ATE for a period of nine (9) months commencing from the Award except in the case of an event which may be reasonably deemed to affect the reputation of ATE.

b) In the event that ATE exercises the Put, it shall have no further obligations to MobiFon, TIWC, or the MobiFon shareholders with respect to the Initial Shares.

c) Any shareholder guarantees attributable to the Initial Shares shall be assumed on a pro rata basis by ATE at the time of the repayment of the Loan Amount.


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                                                                               5


d) ATE shall have no liability to meet any capital calls nor provide shareholder guarantees in favour of MobiFon relating to the Initial Shares unless and until the Loan Amount is repaid.

e) Upon repayment of the Loan Amount, ATE shall be obligated under the terms of the Shareholders Agreement to fund or provide capital calls or other obligations and shall be responsible for loan guarantees with respect to ATE's remaining Shares in MobiFon.

9.   SECURITY

Until the full Loan Amount is repaid, all dividends and distributions (including distribution on shareholders' loans) accruing on the Initial Shares are assigned to TIWC in repayment of the Loan and ATE's Initial Shares shall be pledged in favour of TIWC.

10.  PREMIUM

a) Upon repayment of the Loan Amount as set forth in Section 9(a), ATE (or its affiliate, as the case may be) shall also pay to TIWC, in addition to the payment of the Loan Amount, an additional amount equal to the following percentage multiplied by the then FMV of the Initial Shares less the Loan Amount, based on the following internal rate of return table ("IRR") (the "Premium"):

                IRR
                ---
                less than 11%                    0%
                11% to 20.9%                     20%
                21% to 30.9%                     30%
                31% to 40.9%                     40%
                41% and above                    50%

     Such amount shall be repaid in U.S. currency.

b) For the purposes hereof, IRR shall be calculated taking into consideration the timing of all capital contributions, in equity and shareholders' loans, translated into U.S. dollars at the historical U.S. exchange rate, the FMV of the capital contributions at the date of the payment of the Premium, and taking into account the accrued interest paid at the time of repayment of the Loan.

c) ATE shall have the right to exercise at the time of the payment of the Premium set forth above to sell to TIWC the Initial Shares for an amount equal to the excess of 75% of their FMV over the sum of the Loan Amount and the Premium. The purchase price shall be payable ninety (90) days following notice by ATE of its intent to exercise this right. In such event, repayment of the Loan Amount shall be extended by ninety (90) days.

                           ARTICLE III -- ATE OPTION

11.  OPTION

a) The Parties covenant that the MobiFon governance documents shall provide that ATE shall have an option (the "Option"), exercisable within ten (10) days after the repayment of the Loan Amount,


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                                                                               6


     to acquire from MobiFon ten percent (10%) of the total equity of MobiFon on a fully diluted basis in the form of MobiFon Shares, for a consideration equal to the cumulative contributed equity capital of said shares made to MobiFon and the assumption of a pro rata share of the shareholder guarantees and the issuance of a pro rata share of the shareholder loans, if any, at the date of the exercise of the Option.

b) In addition to the consideration set forth above, upon the closing of the payment for the Option shares, ATE shall also pay to MobiFon an amount equal to ATE's pro rata share after giving effect to the exercise of the Option (i.e. based on its full interest in MobiFon) of such bid expenses, plus interest calculated at the Rate, to the extent that expenses associated with the preparation and submission of the GSM Application were not otherwise included in such capital calls.

                        ARTICLE IV -- PRE-FILING PERIOD

12.  STEERING COMMITTEE

a) Between the date hereof and the date that the MobiFon joint stock company is formed, TIWC and ATE shall conduct all matters relating to the GSM Application through the authority of a steering committee (the "Steering Committee") and a project team (the "Project Team").

b) The Steering Committee will be made of one representative of TIWC and ATE (together with a representative of certain mutually agreeable Romanian Partners), with the Chairman of the Committee being a representative of TIWC.

c) Decisions of the Steering Committee, including the filing of the GSM Application, shall be by unanimous vote.

d)   The principal functions of the Steering Committee will be:

     (i) to negotiate with other MobiFon shareholders the terms of a Shareholders' Agreement to be entered into by all equity participants in MobiFon;
     (ii)  to supervise the activities of the Project Team;
     (iii) to oversee the expenditure of funds in connection with the preparation and submission of the GSM Application; and
     (iv) to decide on all important matters related to the GSM Application process, including matters relating to budget and funding.

e) Matters that require the approval of the Steering Committee shall include, but not be limited to, the following:

     (i) marketing strategy and business planning for the preparation of the Initial Business Plan;
     (ii) designing of the wireless voice and data cellular telecommunication systems, including the interconnection with the public telephone network and between each GSM License area and operations site;
     (iii) financial planning and structuring for the Initial Business Plan;


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                                                                               7


     (iv) any proposal to, or agreement with, governmental authorities which are inconsistent with, previously unaddressed, or reflect changes in, concepts, policies, and principles previously agreed to among the Shareholders or in relevant rules and regulations currently in effect;
     (v) analyzing the advisability of and making the final decision concerning the admission of additional partners to the Consortium and establishing their future voting and non-equity interests; and
     (vi) coordinating the negotiation of the terms, conditions and other items of the License contracts.

13.  PROJECT TEAM

a) The principal functions of the Project Team will be to examine, discuss and prepare all aspects of the GSM Application in accordance with the decisions taken by the Steering Committee.

b)   The leader of the Project Team shall be appointed by TIWC.

c) ATE shall be entitled to designate any number of its representatives to be members of the Project Team.

d)   Decisions of the Project Team shall be by unanimous vote.

14.  GSM APPLICATION PREPARATION

The GSM Application and the related bid documents shall be prepared under the supervision and final decision of the Steering Committee, utilizing the resources of each of the Parties.

15.  EXCLUSIVITY

a) The Parties and their Affiliates (as defined below) shall not, either individually or through participation in or support of another consortium or any other third party, compete with the purpose hereof by taking part in the preparation or the financing of another GSM Application for Romania (which restriction shall extend until one year following the Award), or by competing with the business of the joint venture.

b) The Parties and their Affiliates shall not join or participate in any other consortium or joint venture which owns or operates a GSM business in Romania for a period of one (1) year following the liquidation of MobiFon.

c) The Parties acknowledge that the breach or threatened breach of this exclusive commitment may result in irreparable harm to the Consortium and/or the other Party. Accordingly, in such circumstances, the aggrieved Party shall be entitled to injunctive or other similar relief restraining the threatened or continued breach of this commitment.

d) Notwithstanding the provisions of this Section, each of the Parties is free to pursue in Romania, individually or jointly, any telecommunications project other than mobile communication services projects, which mobile project shall be subject to a right of first refusal from one Party to the other. Furthermore, ATE and its Affiliates are free to pursue its Globalstar mobile satellite services


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                                                                               8


     venture and TIWC and its Affiliates are free to pursue its Odyssey or Orbcomm mobile satellite services venture.

e)   Should any Party or Affiliate wish to join in a consortium within the one
     (1) year period, it shall offer such opportunity to the other Party on a pro-rata basis based on MobiFon ownership and on equivalent terms and conditions which are offered to such shareholder. Other than the preceding sentence, any new opportunity shall not be subject to the terms and conditions of this Agreement.

f) As used herein, the term "Affiliate" in relation to any Shareholder means any individual or corporate entity which directly or indirectly controls such party, or is controlled by such party, or is under common control of such party.

g) The Parties covenant that the MobiFon governance documents will contain provisions consistent with Section 16(a) through (f) above.

16.  COST-SHARING

The Steering Committee shall establish and approve a project budget ("Project Budget") to plan and account for all of the expenses envisioned as necessary to submit a competitive GSM Application and to prepare for the awarding of the GSM License. In conjunction with such project budget, the Parties agree that:

a) all GSM Application expenses, as well as those expenditures of the Shareholders that are otherwise approved by the Steering Committee, shall be borne by MobiFon, and shall be shared on a pro rata basis by the MobiFon shareholders;

b) if the Consortium decides to hire a financial, legal or strategic advisor, such costs shall likewise be shared on a pro rata basis by the MobiFon shareholders;

c)   the project budget shall be pre-funded on a quarterly basis; and

d) individual Party expenses related to Steering Committee costs and Consortium formation shall not be regarded as GSM Application expenses.


                              ARTICLE V -- MOBIFON

17.  BUSINESS PLANS

The scope and definition of "Business Plan" and "Major Deviation" from a Business Plan shall be as described in Attachment B.

18.  GUARANTEES BY PARTIES

The Parties covenant that MobiFon shall aim to get non-recourse project financing. However, in case such financing is not feasible, the Parties covenant that the holders of Initial Shares shall provide for


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                                                                               9


guarantees on a pro rata basis, together with the other shareholders, in proportion to their equity interests for funding contained in the Business Plans.

19.  TRANSFER OF SHARES

a) Neither party may assign, sell, transfer, or otherwise dispose of (any such transfer being referred to as a "transfer"), except in accordance with the terms of this Article V.

b) Either Party may, without the consent of the other, transfer ownership of its Shares to an affiliate which is at least 75% owned, provided such affiliate becomes a party to this Agreement.

c) Until the Loan Amount is repaid, ATE may not transfer its shares, directly or indirectly, without the consent of TIWC.

d) Any direct transfer of MobiFon shares by ATE or TIWC shall require the buyer to become a party to this Agreement, with the buyer made subject to the obligations of the transferring shareholder.

e) Notwithstanding Section I 9(b) above, any indirect transfer (through the sale of any intermediate company which holds, directly or indirectly, the MobiFon shares) shall be subject to the requirement that the seller remain in control of the voting of the MobiFon shares held directly or indirectly by the seller, unless the buyer becomes a party to this Agreement.

f)   Until the third anniversary of the grant of the License to MobiFon,

     (i) If ATE or TIWC wishes to transfer its shares in MobiFon ("Transferor") to a bona fide third party, the Transferor shall give notice in writing ("the Notice") to the other (the "Non-transferring Party") that it desires to transfer its shares (the "Offered Shares"). The Notice shall contain: (a)) a full description as to the identity of the proposed transferee; (b) the minimum terms and conditions for the transfer and (c) an offer for the Non-transferring Party to acquire the Offered Shares on the same terms and conditions ("the Offer").

     (ii) If the Non-transferring Party wishes to accept all of the Offer, it shall, at the latest, fifteen (15) days following receipt of the Notice ("the Time Limit") notify the Transferor in writing to this effect. The acceptance of the Offer must be made unconditionally.

     (iii) If the Non-transferring Party has not accepted the Offer in full within the Time Limit, the Transferor shall be free to transfer the Offered Shares to the proposed transferee on the same terms and conditions (at an equivalent or better price) as contained in the Offer within 180 days counted from the expiry of the Time Limit.

g) After the third anniversary of the grant, of the License to MobiFon, any transfer of shares by ATE or TIWC shall be subject to rights of first refusal held by the non-transferring party, under the procedures as set forth in Section 4.6 of the MobiFon Contract of Association dated November 22, 1996.

20.  TECHNICAL ASSISTANCE AGREEMENTS

The MobiFon governance documents shall provide that TIWC and ATE shall each be permitted to provide cellular network design and construction project management services to MobiFon in


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                                                                              10


accordance with a technical services agreement, on a basis which permits full reimbursement of the service provider's fully loaded costs plus a premium to be agreed to first by TIWC and ATE, and then by the MobiFon shareholders. The Parties agree to consider all qualified applicants from TIWC and ATE to perform the services under the services agreements with the objective of having a reasonable balance in staffing by TIWC and ATE. The Parties agree to give a six
(6) month notice prior to terminating their respective services provided under the technical services agreement. AirTouch shall be allowed to terminate its services in the event that it has exercised its Put for the reason of an event occurring which may be reasonably deemed to affect the reputation of ATE.

                    ARTICLE VI -- GOVERNANCE AND MANAGEMENT

The decisions made by MobiFon, either in the General Assembly, before the Board of Administrators or by the management of the Company, pertaining to those decisions set forth in Attachment C, shall require the approval of both TIWC and ATE. Accordingly, the Parties covenant that they will use their best efforts to achieve agreement on those issues. Failing agreement, the Parties will cause the matter to be defeated, either by defeating the matter before the General Assembly, before the Board of Administrators, or by causing senior management of the Company to defeat the matter.

21.  CHIEF EXECUTIVE OFFICER AND CHIEF TECHNICAL OFFICER

a)   The Chief Executive Officer of MobiFon (or its equivalent under Romanian law) shall be a nominee of TIWC, while the Chief Technology Officer ("CTO") shall be a nominee of ATE.

b) The CTO shall be responsible for customer care and billing systems, GSM and transmission networks and information technology in general.

c) The continuing appointment of the respective nominees to these positions shall be subject to a periodic review and a performance evaluation every 12 months.

d) However, the Chief Executive Officer may not be removed without the approval of TIWC, and the CTO may not be removed without the approval of ATE.

e) If either such officer is duly removed, the party originally appointing such officer shall be entitled to exclusively nominate his or her replacement.


                       ARTICLE VII -- GENERAL PROVISIONS

22.  TERM

This Agreement shall remain in effect until the occurrence of one or more of the following events:

a)   the GSM Licence is awarded to a party other than MobiFon;

b) the GSM License is not awarded to any bidder, for any reason whatsoever, within a period of (6) months following the submission deadline for the GSM Application; or


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                                                                              11


c) the Agreement is terminated by the written mutual agreement of all of the Parties.

23.  AMENDMENT AND WAIVER

Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all of the Parties.

24.  PUBLICITY

No press release or other public disclosure by any of the Parties regarding this Agreement and the transactions contemplated thereby shall be authorized without the prior consent of the Parties.

25.  ASSIGNMENT

The rights and obligations of the Parties under this Agreement shall not be assigned or transferred without the prior written consent of the non-transferring Party; provided, however, that transfers to affiliates shall be permitted and shall not require the prior written consent of the non-transferring Party.

26.  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., and shall benefit and be binding upon the Parties hereto and their respective successors and assigns.

27.  DISPUTE RESOLUTION

The parties shall make a good faith effort to resolve amicably any dispute, controversy or difference between the parties which arises from or in connection with this Agreement.

28.  ARBITRATION

If such attempt is unsuccessful, then such dispute, controversy or difference shall be finally resolved under the Rules of UNCITRAL ("Rules") by one or more arbitrators in accordance with the Rules. Such proceedings shall be held in the United Kingdom, and shall be conducted in the English language, based upon the English version of this Agreement. The arbitral award made by the arbitrators shall be rendered in English. The arbitral award shall be final and binding upon the parties, and such award may be enforced in any court of competent jurisdiction. The arbitrators shall have the ability to grant all relief available. The costs of arbitration, including the cost of legal counsel, shall be awarded in the discretion of the arbitrators.

29.  LANGUAGE

This Agreement shall be prepared and executed in English. As to any inconsistencies between the two versions, the English language version shall prevail.


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                                                                              12


30.  COMPLIANCE WITH LAWS

a) The Parties agree that they and their respective Agents (as defined below) shall comply with the U.S. Foreign Corrupt Practices Act. The Parties also agree that the future joint venture documentation (or Shareholders' Agreement, as the case may be) to be negotiated shall contain a provision stating that MobiFon and its shareholders shall comply with the U.S. Foreign Corrupt Practices Act. As used herein, the term "Agent" shall mean any individual or entity legally appointed or hired by such party.

b)   The Parties shall not intentionally take any action that would violate.

c) Following the receipt and acceptance of the GSM License by MobiFon, the MobiFon shareholders shall not intentionally take any action that would cause the Romanian government to revoke MobiFon's GSM License.

31.  NOTICE

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed to be effectively given (a) upon personal delivery to the Party to be notified, (b) upon deposit with the official governmental postal service, return receipt requested, and addressed to the Party to be notified at the address indicated for such Party on the first page of this Agreement, and (c) upon transmission via facsimile to the Party to be notified and addressed to the facsimile numbers listed below:

         TIWC                    Bruno Ducharme          (514) 925-8485
         with a copy to:         Legal Department        (514) 673-8314

         ATE                     Craig Jorgens           (415) 658-2359
         with a copy to:         Legal Department        (415) 658-2287

32.  AFFILIATE DEFINED

The term "affiliate" as used herein shall mean any person or entity controlling, controlled by, or under common control with, a Party.

33.  ENTIRE AGREEMENT

This Agreement (and any attachments hereto) constitute the entire understanding and agreement among the Parties and supersede any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the Parties with respect to the subject matter hereof including but not limited to the Term Sheet dated July 21, 1996, to the extent that such representations, communications, understandings and agreements are inconsistent with or contradictory to the provisions hereof.

34.  SEVERABILITY

If any provision hereof is found invalid, illegal or unenforceable pursuant to any executive, legislative, judicial or other public decree or decision, such invalidity, illegality, or unenforceability shall not affect the validity or enforceability of any remaining portion of this Agreement, and such remaining portion shall remain in full force and effect as if the invalid, illegal or unenforceable portion was never a part of this Agreement when it was executed. If the invalid, illegal or unenforceable term or provision can be made valid, legal or enforceable by reasonable modification, then such invalid, illegal or unenforceable term or provision shall be modified to make it valid, legal or enforceable. If the severance or modification of any such part of this Agreement materially affects any other rights and obligations of the Parties, the Parties shall use all reasonable efforts to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable one which leads to the same legal and/or economic result.

35.  NO AGENCY

No Party shall be considered an agent of any other Party, and no Party shall have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other Party. The Company shall not be considered an agent of any Party, and MobiFon shall not have any right, power or authority to create any obligation or duty, express or implied, on behalf of any Party.

36.  FORCE MAJEURE

The failure or delay of any Party to perform any obligation under this Agreement solely by reason of force majeure shall not be deemed to be a breach of this Agreement so long as the Party so prevented from complying with this Agreement shall not have contributed to such force majeure, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such default or breach, performance of the obligations shall be deferred until the force majeure ceases. Except where the nature of the event shall prevent it from doing so, the Party suffering from such force majeure shall notify the other Parties in writing immediately upon the occurrence of such force majeure and shall in every instance use all reasonable efforts to remove or remedy such cause with all reasonable dispatch.

37.  HEADINGS AND CAPTIONS

The section headings and captions contained in this Agreement are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

38.  RELATIONSHIP

Other than the obligations contained herein, no legal entity, or relationship of any kind shall be deemed to arise herefrom, between the Parties themselves, or any other individuals, organization or companies. The Parties agree that this Agreement is entered into for the sole purpose of obtaining GSM Licenses and providing wireless telecommunication services under such GSM Licenses, and all Parties are free to pursue other business opportunities in accordance with
Section 4 ("Exclusivity") without violating this Agreement, and are joint venturers for the purposes of this Agreement only.

39.  COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

40.  ORIGINALS

This Agreement shall be executed in two (2) duplicate originals, one for each Party.


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                                                                              15


IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and do hereby warrant and represent that their respective signatory whose signature appear below has been and is on the date of this Agreement duly authorized by all necessary corporate action to execute and deliver this Agreement.

TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V. (TIWC)

/s/ Alan McIntosh
    -----------------------------------------------------
Name: Alan McIntosh

Title: Managing Director


AIRTOUCH EUROPE B.V. (ATE)

/s/ Jeffrey Clark
    -----------------------------------------------------
Name: Jeffrey Clark

Title: Managing Director of
AirTouch Netherlands B.V.,
a Managing Director of
AirTouch (Europe) B.V.

                                  ATTACHMENT A

"FAIR MARKET VALUE" DEFINED

The term "Fair Market Value" shall mean the cash price in U.S. dollars determined by mutual agreement of TIWC and ATE (the "Parties"), or if no such agreement is reached within ten (10) days of the relevant date, the appraised price ("Appraised Price") determined as follows:

(i) Within ten (10) days after the relevant date, the Parties shall jointly designate one firm of recognized international standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an appraiser ("Appraiser").

(ii) The Appraiser shall be directed to determine the cash price at which a willing seller would sell and a willing buyer would buy the asset (each being apprised of all relevant facts and neither acting under compulsion) in an arm's length negotiated transaction with an unaffiliated third party without time constraints and taking into account:

      a) the real value of all tangible and intangible assets including goodwill; all financial and other obligations whether contingent or actual; the present and future earnings;
      b)   all financial and other obligations whether contingent or actual;
      c)   the present and future earnings;
      d) the tax treatment which the Parties would encounter upon such transfer;
      e)   a commercially reasonable risk-adjusted rate of return;
      f)   the rights and restrictions which apply to the asset; and
      g) such other factors as are generally taken into account when such assets are valued for sale.

(iii) The Parties will cooperate in causing the Romanian joint venture company to supply information reasonably necessary to conduct such appraisal.

(iv) In the event that the Parties are unable within ten (10) days after the relevant date to select a single Appraiser that is satisfactory to both Parties, then each Party shall be entitled to designate one Appraiser. Each Appraiser shall perform the Appraisal in accordance with subparagraph
      (ii) above. If the appraisal providing the higher value is not more than 110% of the appraisal providing the lower value, the Appraised Price shall be the average of the two values. Otherwise, a mutually acceptable third Appraiser shall be selected within ten (10) days.

(v) In the event that a third Appraiser is selected, it shall determine the Appraised Price of the relevant asset within thirty (30) days. The Appraised Price shall then be (i) the lower of the first two appraisals, if the third Appraiser value is less than the lower value; (ii) the average of the third Appraiser value and the other value that is closer to the third Appraiser value if it lies between the first two appraised values; and (iii) the higher of the first two appraisals, if the third Appraiser Value is higher than the higher value.

(vi) In the event that the Parties designate a single Appraiser, the fees shall be borne equally by each of ATE and TIWC. In the event that the Parties each designate an Appraiser, each Party shall bear the fees of the Appraiser designated by such Party. In the event that a third Appraiser is designated, then the fees of such third Appraiser shall be borne equally by each of ATE and TIWC.

(vii) The appraisal process shall be completed within sixty (60) calendar days after its commencement.

                                  ATTACHMENT B

                                 BUSINESS PLANS

The approved Initial Business Plan and each subsequent approved Business Plan (i.e., a rolling plan for ongoing operations) are referred to herein as "Business Plan" and shall contain the following:

Each Business Plan will address the following timeframes:

o    Long range strategic planning
o    Five (5) year operational plan
o    First year detailed Business Plan

Each Business Plan will contain:

o    A detailed budget by month for the first year

o Financial forecasts (profit and loss statement, balance sheet, cash flow statements by month for first year, by year for the four subsequent years)

o Financial structure and funding requirements for MobiFon and the GSM Licence, including the methods, sources, timing and terms of debt and equity financing and any related guarantees, whether internal or external, public or private, including the issuance and/or registration of any newly issued securities of MobiFon in the primary market; and working capital and cash management plans.

o    Major business strategies and plans, including:

     - Marketing and sales plans (including designation and compensation of distribution channels, market analysis, product planning, pricing and communication programs)
     - Customer care, billing, technical assistance, and customer operations plans
     -    Technical system design, construction and network operation plans
     - System capital expenditures and proposed expansions or improvement plans
     -    Management information systems plans
     - Departmental budgets including capital expenditures and projected personnel requirements

o    Annual key performance milestones for the business for the following year

The Business Plans will be prepared by management each year on a rolling basis and the Business Plan cycle will require each year.

o Submission of the Business Plan by the President of the joint venture company to the Shareholders by the third week in September for approval by the third week in October.

A "Major Deviation" from a Business Plan shall mean:

     i) any decision which contradicts or which represents a new decision relating to the strategies and plans documented in such Business Plan;

     ii) any material addition or modification (or series of additions or modifications) to any individual Business Plan line-item; and

     iii) a change in the total capital requirements for any year of a Business Plan exceeding US$10 million.

     iv) "Revisions of the Capital Structure" as that term is defined in the Contract of Association in section 7.3.1a of said Contract of Association.

                                  ATTACHMENT C

                           SUPERMAJORITY VOTING ISSUES

a) Filing of the GSM application (or any related document) with the Romanian government;

b) approval of any of the terms and conditions contained in the GSM License contract not contained in the GSM License application;

c) amendment of the GSM License contract or conduct of negotiations as to the terms of or with a view to amending such contract;

d) any dealings with the Ministry on any substantive matters regarding the GSM License or the business of the joint venture company;

e) any plan to participate in any invitations to apply or bid with other companies, consortia or partnerships regarding the GSM Licence or the Business of the joint venture company;

f) approval of any Business Plan (including modifications, amendments, and Major Deviations thereto);

g) all major financial and technical decisions not previously specifically approved in the Business Plan;

h) admission of any additional shareholders (unless such admission is specifically provided for in this Agreement);

i)   declaration of dividends;

j)   the issuance of securities of the joint venture company;

k)   any reduction in the equity capital of the joint venture company;

l) the admission of the joint venture company to any stock exchange and the listing and quotation thereon of the Shares (or any other securities of the joint venture company);

m) transfer of any Shares or any other securities of the joint venture company (other than those transfers specifically permitted by this Agreement);

n) amalgamation, merger, winding up, or dissolution or voluntary liquidation of the joint venture company;

o)   any change in the corporate status of the joint venture company;

p)   any change in the purpose or Business of the joint venture company;

q) entry into new lines of business or the pursuit of additional GSM Licences in other areas;

r) the setting up or acquisition of subsidiary companies or otherwise investing in any other entity or business or the entry into a partnership, joint venture, profit sharing or cooperation agreement with any person or the disposition or disinvestment of any shares or interest therein or the modification or termination thereof;

s) the opening, transfer or closing of branches, agencies, offices, and warehouses;

t) any alteration of or amendment to the Articles of Association and Bylaws, including any change in the corporate name of the joint venture company and/or the convening of any extraordinary general meeting of the joint venture company for any such purpose;

u) external financing and shareholder debt financing (whether or not requiring guarantees or securities);

v) acquisition or disposal of shares or assets in excess of 5% of the Company assets in other companies or formation of a new company;

w) any agreement or series of related agreements under which the joint venture company undertakes liabilities or grants guarantees that exceed, in the aggregate, the lesser of 5% of its total assets or the equivalent in Romanian currency to US$15,000,000.00;

x) any proposal to (a) create, assume or incur, or become liable in respect of any indebtedness or (b) make loans or provide guarantees, indemnities or other securities or otherwise extend or pledge credit to others;

y) approval or amendment of Related Party Transaction, or any series of Related Party Transactions, not previously approved in the Business Plan of an amount exceeding in the aggregate the equivalent in Romanian currency to US$250,000.00 in any year;

z) any transaction (or series of related transactions) for the disposal, transfer, sale, mortgage or creation of liens of any nature on assets of the joint venture company that exceed, in the aggregate, the lesser of 5% of its total assets or the equivalent in Romanian currency to US$15,000,000.00;

aa) the creation of any fixed or floating charge, mortgage, pledge, lien (other than a lien arising by operation of law) or any other encumbrance over the whole or part of the undertaking or assets of the joint venture company except as required by the terms of the GSM License;

bb) the institution or settlement of any arbitration, litigation or similar proceedings relating to any claim totaling more than US$5 million;

cc) any proposal regarding contracts and licenses for the acquisition or transfer of or sub-sale or sub-license of technology, trademarks, patents, copyrights or other intellectual property rights;

dd) any change in the total number of Directors on the Board (as well as the matters that are subject to its approval);

ee) change in the form of calls for the meetings of the Board of Directors, and voting requirements for the decisions and the powers of the Directors of the Board of Directors;

ff)  any proposal to pay any Director's fee or other remuneration to a Director;

gg) appointment and removal of any officers of the joint venture company, or change to any of their duties and responsibilities (subject to the terms agreed to in the Shareholders' Agreement);

hh) the appointment and replacement of the joint venture company's independent auditors, who shall be chosen from among the six largest international independent auditing firms;

ii)  the revaluation of any assets for accounting purposes; and

jj)  addition, deletion, or amendment to the list of matters described above.